STOCK PURCHASE AGREEMENT

By and Between

GECKO ENERGY TECHNOLOGIES, INC.

and

MILLENNIUM CELL INC.

Dated February 15, 2006

TABLE OF CONTENTS

1.	Definitions.	1
1.1.	Defined Terms Used in this Agreement.	1
2.	Purchase and Sale; Closings.	3
2.1.	Common Stock Purchase and Sale.	3
2.2.	First Closing.	3
2.3.	Additional First Year Closings.	3
2.4.	Purchase Option Closings.	4
2.5.	Closing.	5
3.	Representations and Warranties of the Company.	5
3.1.	Organization, Good Standing, Corporate Power and Qualification.	5
3.2.	Corporate Power and Authorization.	5
3.3.	Capitalization.	5
3.4.	Subsidiaries.	6
3.5.	Valid Issuance of Shares.	6
3.6.	Filings, Consents and Approvals; Non-Contravention.	6
3.7.	Litigation.	6
3.8.	Patents and Trademarks.	7
3.9.	Compliance.	7
3.10.	Registration and Voting Rights.	7
3.11.	Financial Statements.	7
3.12.	Material Changes.	7
3.13.	Tax Returns and Payments.	8
3.14.	Insurance.	8
3.15.	Private Placement.	8
3.16.	Investment Company.	8
3.17.	No Broker’s or Finder’s Fee.	8
3.18.	Disclosure.	9
4.	Representations and Warranties of the Purchaser.	9
4.1.	Organization; Good Standing.	9
4.2.	Corporate Power and Authorization.	9
4.3.	Purchase Entirely for Own Account.	9
4.4.	Restricted Securities.	9
4.5.	No Public Market.	10
4.6.	Legends.	10
4.7.	Accredited Investor.	10
4.8.	Access to Information.	10
4.9.	No Broker’s or Finder’s Fee.	10
5.	Certain Covenants and Agreements.	11
5.1.	Continued Access to Information.	11
5.2.	Further Assurances.	11
5.3.	Use of Purchaser Stock.	11
6.	Conditions Precedent to the Purchaser’s Obligations at Closing.	11
6.1.	First Closing.	11
6.2.	Subsequent Closings.	12
7.	Conditions Precedent to the Company’s Obligations at Closing.	13
7.1.	First Closing.	13
7.2.	Subsequent Closings.	13
8.	Term and Termination.	14
8.1.	Term.	14
8.2.	Termination.	14
8.3.	Effect of Termination.	14
9.	Indemnification.	15
9.1.	Indemnification of the Purchaser.	15
9.2.	Indemnification of the Company.	15
9.3.	Procedures.	15
10.	Miscellaneous.	16
10.1.	Survival.	16
10.2.	Transfer; Successors and Assigns.	17
10.3.	Governing Law; Submission to Jurisdiction.	17
10.4.	Counterparts.	17
10.5.	Construction of Certain Terms.	17
10.6.	Notices.	17
10.7.	Fees and Expenses.	18
10.8.	Amendments and Waivers.	18
10.9.	Severability.	19
10.10.	Delays or Omissions.	19
10.11.	Entire Agreement.	19

i

Exhibit A Joint Development Agreement
Exhibit B Stockholders Agreement
Exhibit C Form of Employment Agreement
Exhibit D Form of Consulting Agreement Amendment
Exhibit E Form of Opinion of the Company’s Counsel

ii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of February 15, 2006 by and among Gecko Energy Technologies, Inc., a Delaware corporation (the “Company”), and Millennium Cell Inc., a Delaware corporation (the “Purchaser”). The Company and the Purchaser also may be referred to herein individually as a “Party” or collectively as the “Parties.”

Recitals

WHEREAS, the Company and the Purchaser desire to enter into a joint development program with which to pursue their respective businesses in an environment of mutual assistance and to work together to develop planar fuel cell products and systems which embody and/or are developed from synergistic applications of the combined expertise of the Parties;

WHEREAS, in connection with such joint development program, and subject to the terms and conditions of this Agreement, the Company and the Purchaser have agreed that (i) at the First Closing (as defined herein), the Company will issue shares of Common Stock (as defined herein) to the Purchaser in exchange for financing provided to the Company at or prior to the First Closing and for services to be provided by the Purchaser during the first year of the joint development program, (ii) at each Additional First Year Closing (as defined herein), the Company will issue additional shares of Common Stock to the Purchaser in consideration for additional financings required to be provided by the Purchaser to the Company on or prior to December 31, 2006 pursuant to the Joint Development Agreement (as defined herein), and (iii) at each Purchase Option Closing (as defined herein), the Company will issue additional shares of Common Stock to the Purchaser in consideration for additional financings and certain services and facilities provided by the Purchaser to the Company pursuant to the Joint Development Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.  Definitions.

1.1.  Defined Terms Used in this Agreement.

In addition to the terms specifically defined throughout this Agreement, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

“Affiliate” means, with respect to any specified Person, any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,”“controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise); provided, however, that the Purchaser is not an Affiliate of the Company.

“Applicable Law” means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, decree or other requirement of any Governmental Authority applicable to such Person or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person).

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the New York City.

“Common Stock” means the Company’s common stock, no par value.

“Founders” means Ronald J. Kelley and Steven D. Pratt.

“Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Joint Development Agreement” means the Joint Development Agreement between the Company and the Purchaser in the form attached hereto as Exhibit A.

“Material Adverse Effect” means any change or effect that (a) does or is reasonably likely to materially adversely affect the ability of the Company to perform its obligations under this Agreement or any of the Transaction Agreements or to consummate the transactions contemplated hereby or thereby, or (b) does or is reasonably likely to materially adversely affect the business, assets (including intangible assets), liabilities, prospects, financial condition or results of operations of the Company.

“Ownership Interest” means the aggregate percentage ownership by any Person of Common Stock or voting power of the Company as of any date.

“Person” means and includes an individual, a limited liability company, a partnership, a joint venture, a corporation or trust, an unincorporated organization, a group or Governmental Authority.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholders Agreement” means the Stockholders Agreement among the Company, the Purchaser and the Founders in the form attached hereto as Exhibit B.

“Transaction Agreements” means this Agreement, the Joint Development Agreement and the Stockholders Agreement.

    2.  Purchase and Sale; Closings.

2.1.  Common Stock Purchase and Sale.

The Company hereby agrees to sell, issue and deliver to the Purchaser, and the Purchaser hereby agrees to purchase and accept from the Company, on each Closing Date (as defined in Section 2.5), shares of Common Stock (“Common Shares”) upon the terms and subject to the conditions set forth in this Agreement.

2.2.  First Closing.

Upon the terms and subject to the conditions set forth in this Agreement, the initial closing (the “First Closing”) shall take place as soon as practicable, but in no event later than two (2) Business Days after the satisfaction of the conditions set forth in Section 6.1 and Section 7.1 (or such other time as the Parties may agree) (the “First Closing Date”). At the First Closing, the following shall occur:

(a)  the Purchaser shall pay to the Company, in immediately available funds, the amount set forth in the first sentence of Section 3.01(b) of the Joint Development Agreement;

(b)  in exchange for the First Closing Amount (as defined in the Joint Development Agreement), the Company shall issue and sell to the Purchaser, and the Purchaser shall accept, the amount of Common Shares to be issued to the Purchaser at the First Closing as provided in the Joint Development Agreement;

(c)  the Company and the Purchaser shall enter into the Joint Development Agreement;

(d)  the Company, the Purchaser and the Founders shall enter into the Stockholders Agreement;

(e)  the Company shall enter into an employment agreement with each of the Founders in the form attached hereto as Exhibit C (each, an “Employment Agreement”);

(f)  the Purchaser shall enter into an amendment agreement with each Founder in the form attached hereto as Exhibit D (each, a “Consulting Amendment”), which Consulting Amendment shall amend the Consulting Agreement dated as of December 15, 2005 between the Purchaser and such Founder;

(g)  the President of the Company shall execute and deliver to the Purchaser at the First Closing a certificate certifying that the conditions specified in Section 6.1(a) and Section 6.1(b) have been fulfilled; and

(h)  the Company and the Purchaser shall execute and deliver any other documents, certificates and agreements necessary or desirable to accomplish the foregoing.

2.3.  Additional First Year Closings.

Upon the terms and subject to the conditions set forth in this Agreement, contemporaneously with the provision of each Additional First Year Financing (as defined in the Joint Development Agreement) required to be provided by the Purchaser on or prior to December 31, 2006 pursuant to the Joint Development Agreement, or at such other time as the Parties shall otherwise agree (each, an “Additional First Year Closing Date”), the Company and the Purchaser shall conduct a closing (each, an “Additional First Year Closing”) with respect to all Additional First Year Financings provided by the Purchaser pursuant to the Joint Development Agreement since the First Closing or the immediately preceding Additional First Year Closing, as the case may be. At each Additional First Year Closing, the following shall occur:

(a)  in exchange for all Additional First Year Financings provided by the Purchaser pursuant to the Joint Development Agreement since the First Closing or the immediately preceding Additional First Year Closing, as the case may be, the Company shall issue and sell to the Purchaser, and the Purchaser shall accept, a number of Common Shares representing an Ownership Interest determined in accordance with Section 3.01(c) of the Joint Development Agreement;

(b)  updated Schedules to this Agreement (which update of the representations and warranties shall reflect that a Material Adverse Effect has not occurred since the prior Closing);

(c)  the President of the Company shall deliver to the Purchaser a certificate certifying that the conditions specified in Section 6.2(a) and Section 6.2(b) applicable to such Subsequent Closing have been fulfilled; and

(d)  the Company and the Purchaser shall execute and deliver any other documents and agreements necessary or desirable to accomplish the foregoing.

2.4.  Purchase Option Closings.

Upon the terms and subject to the conditions set forth in this Agreement, with respect to each quarterly installment payment of the Purchase Option (as such term is defined in the Joint Development Agreement), or at such other time as the Parties shall otherwise agree (each, a “Purchase Option Closing Date,” and together with the Additional First Year Closing Dates, the “Subsequent Closing Dates”), the Company and the Purchaser shall conduct a closing (each, a “Purchase Option Closing,” and together with the Additional First Year Closings, the “Subsequent Closings”) with respect to such exercise of the Purchase Option pursuant to Section 3.02(b) of the Joint Development Agreement. At each Purchase Option Closing, the following shall occur:

(a)  the Company shall issue and sell to the Purchaser, and the Purchaser shall accept, the amount of additional shares of Common Stock representing the Ownership Interest for which the Purchase Option has been exercised, in exchange for payment of the aggregate Exercise Price (as defined in the Joint Development Agreement) therefor by the Purchaser in the form or forms permitted pursuant to the terms of the Joint Development Agreement;

(b)  updated Schedules to this Agreement (which update of the representations and warranties shall reflect that a Material Adverse Effect has not occurred since the prior Closing);

(c)  the President of the Company shall deliver to the Purchaser a certificate certifying that the conditions specified in Section 6.2(a) and Section 6.2(b) applicable to such Purchase Option Closing have been fulfilled; and

(d)  the Company and the Purchaser shall execute and deliver any other documents and agreements necessary or desirable to accomplish the foregoing.

2.5.  Closing.

The First Closing and each Subsequent Closing (each, a “Closing”) shall each take place at the offices of Dickstein Shapiro Morin & Oshinsky LLP, 1177 Avenue of the Americas, New York, N.Y. 10036 on the First Closing Date and each Subsequent Closing Date (each a “Closing Date”), or at such other location or time as the Parties may agree. A Closing will be deemed to occur at 11:59 p.m., New York City time, on the applicable Closing Date.

3.  Representations and Warranties of the Company.

The Company hereby represents and warrants to the Purchaser that:

3.1.  Organization, Good Standing, Corporate Power and Qualification.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. The Company has the requisite corporate power and authority to own and operate its properties and assets. The Certificate of Incorporation and Bylaws of the Company have been provided to the Purchaser.

3.2.  Corporate Power and Authorization.

The Company has all requisite legal and corporate power and authority to enter into this Agreement and the other Transaction Agreements and to issue and sell the Common Shares hereunder and to carry out and perform its obligations in accordance with the terms of this Agreement. The execution and delivery of each of the Transaction Agreements by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company. This Agreement, and, at each Closing, each other Transaction Agreement has been (or will have been) duly executed and delivered by the Company and constitute the valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.3.  Capitalization.

The number of shares and type of all authorized, issued and outstanding capital stock of the Company (including any treasury shares) is set forth in Schedule 3.3. No securities of the Company are entitled to preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Agreements. Except as disclosed in Schedule 3.3, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. Except as disclosed in Schedule 3.3, the issuance and sale of the Common Shares hereunder will not obligate any Person (other than the Purchaser) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities.

3.4.  Subsidiaries.

The Company does not currently own or control, and has never owned or controlled, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. Except as contemplated by the Joint Development Agreement, the Company is not a participant in any joint venture, teaming, partnership or similar arrangement.

3.5.  Valid Issuance of Shares.

The Common Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement and in the Joint Development Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchaser. Assuming the accuracy of the representations of the Purchaser in Section 4 of this Agreement, the Common Shares will be issued hereunder in compliance with all applicable federal and state securities laws.

3.6.  Filings, Consents and Approvals; Non-Contravention.

The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other Governmental Authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Agreements in accordance with their terms, other than as required by blue sky filings. The execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated in connection therewith by the Company does not and will not (i) contravene or conflict with the Certificate of Incorporation and Bylaws (and other equivalent organizational documents) of the Company, (ii) contravene or conflict with or constitute a violation of any Applicable Law, (iii) constitute a breach of or default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of any Person or to a loss of any benefit to which the Company is entitled under any provision of any contract binding upon the Company or by which any of the assets of the Company or the Common Shares are or may be bound, or (iv) result in the creation or imposition of any liens, claims or encumbrances on any asset of the Company or any of the Common Shares.

3.7.  Litigation.

There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company’s knowledge, any threat thereof (a) against the Company or any officer or director of the Company; or (b) that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements in accordance with their terms. There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate.

3.8.  Patents and Trademarks.

To the Company’s knowledge, the Company has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights (collectively, the “Intellectual Property”) that are necessary or material for use in connection with its business and which the failure to do so have, could have, or could reasonably be expected to result in, a Material Adverse Effect. The Company has not received a written notice that the Intellectual Property used by the Company violates or infringes upon the rights of any Person which if determined adversely to the Company would, individually or in the aggregate, have a Material Adverse Effect. All such Intellectual Property is enforceable and, to the Company’s knowledge, there is no existing infringement by another Person of any of the Intellectual Property.

3.9.  Compliance.

The Company (i) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company under), nor has the Company received written notice of a claim that it is in default under or that it is in violation of, in any material respect, any indenture, instrument, loan or credit agreement or any other agreement to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is not in violation of any order of any court, arbitrator or governmental body applicable to the Company, or (iii) is not or has not been in violation of any statute, rule or regulation of any Governmental Authority applicable to the Company, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters.

3.10.  Registration and Voting Rights.

The Company has not granted or agreed to grant to any Person any rights (including “piggy back” registration rights) to have any securities of the Company registered with the SEC or any other Governmental Authority that have not been satisfied. To the Company’s knowledge, except for the Stockholders Agreement, no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

3.11.  Financial Statements.

Except as set forth in Schedule 3.11, the financial statements of the Company provided to the Purchaser have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and such financial statements, and the information contained therein (if any) fairly present the financial position of the Company and its consolidated subsidiaries, if any, as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements of the Company, to normal, immaterial, year-end audit adjustments and the absence of footnotes.

3.12.  Material Changes.

Since the date of the last financial statements provided to the Purchaser, except as specifically disclosed in Schedule 3.12: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than: (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP and (C) expenses in connection with the negotiation and consummation of the transactions contemplated by the Transaction Agreements, (iii) the Company has not altered its method of accounting or the identity of its auditors, if any, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans or deferred compensation plan.

3.13.  Tax Returns and Payments.

There are no federal, state, county, local or foreign taxes dues and payable by the Company which have not been timely paid. There are no accrued and unpaid federal, state, county, local or foreign taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable Governmental Authority. The Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

3.14.  Insurance.

Except as set forth on Schedule 3.14, (i) the Company has provided the Purchaser with a complete list of all of the Company’s insurance policies currently in effect, specifying the insurer, amount of and nature of coverage, the risk insured against and the date through which coverage will continue by virtue of premiums already paid, (ii) the Company maintains insurance for the business and assets of the Company against all risks normally insured against, and in amounts normally carried, by corporations of similar size engaged in similar lines of business and such coverage is sufficient, and (iii) all such insurance policies are in full force and effect and such policies, or policies providing substantially similar coverage (but in any event not less than the amount of coverage currently provided) will be maintained by the Company in full force and effect.

3.15.  Private Placement.

Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 4, no registration under the Securities Act is required for the offer, issuance and sale of the Common Shares by the Company to the Purchaser as contemplated hereby.

3.16.  Investment Company.

The Company is not, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.17.  No Broker’s or Finder’s Fee.

No agent, broker, investment banker, Person or firm acting on behalf of the Company, or under the authority of the Company, is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from any Party in connection with the transactions contemplated hereby.

3.18.  Disclosure.

The Company understands and confirms that the Purchaser will rely on the foregoing representations in effecting transactions in securities of the Company. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Schedules hereto or any certificate furnished to the Purchaser pursuant to the provisions hereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.

4.  Representations and Warranties of the Purchaser.

The Purchaser hereby represents and warrants to the Company that:

4.1.  Organization; Good Standing.

The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into and consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.

4.2.  Corporate Power and Authorization.

The Purchaser has all requisite legal and corporate power and authority to enter into this Agreement and the other Transaction Agreements, and to purchase and accept the Common Shares issued or issuable to it pursuant to the terms hereof. The execution and delivery of each of the Transaction Agreements by the Purchaser and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Purchaser. Each Transaction Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser enforceable against it in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.3.  Purchase Entirely for Own Account.

The Purchaser hereby confirms that the Common Shares to be acquired by the Purchaser hereunder will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. The Purchaser has not been formed for the specific purpose of acquiring the Common Shares hereunder.

4.4.  Restricted Securities.

The Purchaser understands that the Common Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Common Shares are “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Common Shares for resale except as set forth in this Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Common Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

4.5.  No Public Market.

The Purchaser understands that no public market now exists for the Common Shares, and that the Company has made no assurances that a public market will ever exist for the Common Shares.

4.6.  Legends.

The Purchaser understands that the Common Shares and any securities issued in respect of or in exchange for the Common Shares, may bear one or all of the following legends:

(a)  “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND, TO THE EXTENT REQUIRED, ANY APPLICABLE STATE SECURITIES LAWS OR (B) UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE ISSUER THAN AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS IS AVAILABLE.”

(b)  Any legend set forth in, or required by, the other Transaction Agreements.

(c)  Any legend required by the securities laws of any state to the extent such laws are applicable to the Common Shares represented by the certificate so legended.

4.7.  Accredited Investor.

The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

4.8.  Access to Information.

Without in any way limiting the effect of the representations and warranties of the Company set forth in Section 3 hereof, as of the date of this Agreement, the Purchaser has had an opportunity to discuss the Company’s business, management and financial affairs with the Company’s officers and management employees and review all documents and records of the Company to the extent that Purchaser has requested such discussions, documentation and records.

4.9.  No Broker’s or Finder’s Fee.

No agent, broker, investment banker, Person or firm acting on behalf of the Purchaser, or under the authority of the Purchaser, is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from any Party in connection with the transactions contemplated hereby.

5.  Certain Covenants and Agreements.

5.1.  Continued Access to Information.

Upon reasonable prior notice from the Purchaser, the Company will (i) give the Purchaser, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, employees, properties, and books and records of the Company and provide the Purchaser access to the Company's employees during normal business hours, (ii) furnish to the Purchaser, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the business of the Company and each of its Subsidiaries (including, without limitation, all tax returns and tax workpapers, audit work papers, and financial and operational budgets and forecasts) as such Persons may reasonably request, provided that the Company’s independent accounting firm shall have no obligation to furnish work papers or related materials in contravention of such firm’s reasonable internal policies, and (iii) instruct the employees, counsel and financial advisors of the Company to cooperate with the Purchaser with respect to the foregoing.

5.2.  Further Assurances.

Subject to the terms and conditions of this Agreement and Applicable Law, upon the reasonable request of the other Party, each Party shall execute and deliver such further documents, instruments or conveyances and take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate the transactions contemplated by this Agreement, and to refrain from taking any action that would prevent or delay the consummation of transactions contemplated by this Agreement.

5.3.  Use of Purchaser Stock.

Any consideration received by the Company for Common Stock issued to the Purchaser hereunder shall be used solely to fund its operations.

6.  Conditions Precedent to the Purchaser’s Obligations at Closing.

6.1.  First Closing.

All obligations of the Purchaser that are to be discharged under this Agreement at the First Closing are subject to the fulfillment, on or before the First Closing Date, of each of the following conditions, unless expressly waived in a writing signed by the Purchaser:

(a)  Representations and Warranties. The representations and warranties of the Company contained in Section 3 shall be true and correct in all material respects as of the First Closing Date.

(b)  Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the First Closing Date.

(c)  Compliance Certificate. The President of the Company shall have delivered to the Purchaser at the First Closing a certificate certifying that the conditions specified in Section 6.1(a) and Section 6.1(b) have been fulfilled.

(d)  Joint Development Agreement. The Company shall have executed and delivered the Joint Development Agreement.

(e)  Stockholders Agreement. The Company and each of the Founders shall have executed and delivered the Stockholders Agreement.

(f)  Employment Agreements. The Company and each of the Founders shall have executed and delivered the Employment Agreements.

(g)  Third Party Consents. The Company shall have obtained any consents from third parties necessary for the consummation of the transactions contemplated by this Agreement.

(h)  Resignation or Removal of Certain Directors. Jerry E. Pratt, Richard Page, and Bonnie Bachman shall have submitted their respective resignations as directors of the Company, or such individuals shall have been duly removed or not re-elected as directors of the Company in accordance with the Bylaws of the Company and applicable law.

(i)  Legal Opinion. The Purchaser shall have received an opinion, dated as of the First Closing Date, of Mirick O'Connell, counsel to the Company, in substantially the form attached hereto as Exhibit E.

6.2.  Subsequent Closings.

All obligations of the Purchaser that are to be discharged under this Agreement at each Subsequent Closing are subject to the fulfillment, on or before each Subsequent Closing Date, of each of the following conditions, unless expressly waived in a writing signed by the Purchaser:

(a)  Representations and Warranties. The representations and warranties of the Company contained in Section 3, together with any updates to the Schedules which shall reflect that a Material Adverse Effect has not occurred since the prior Closing, shall be true and correct in all material respects as of each Subsequent Closing Date.

(b)  Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement and the Transaction Agreements that are required to be performed or complied with by it on or before each Subsequent Closing Date.

(c)  Compliance Certificate. The President of the Company shall have delivered to the Purchaser at each Subsequent Closing a certificate certifying that the conditions specified in Section 6.2(a) and Section 6.2(b) have been fulfilled.

(d)  Effectiveness of Registration Statement. To the extent that the Purchaser provides all or any part of an Additional First Year Financing, or the aggregate Exercise Price upon any exercise of the Purchase Option, in the form of MCEL Stock, the registration statement filed with the SEC covering the sale of such MCEL Stock to the Company (the “Registration Statement”) shall have been declared effective by the SEC and no stop order or other suspension of effectiveness of the Registration Statement shall be in effect.

7.  Conditions Precedent to the Company’s Obligations at Closing.

7.1.  First Closing.

All obligations of the Company that are to be discharged under this Agreement at the First Closing are subject to the fulfillment, on or before the First Closing Date, of each of the following conditions, unless expressly waived in a writing signed by the Company:

(a)  Representations and Warranties The representations and warranties of the Purchaser contained in Section 4 shall be true and correct in all material respects as of the First Closing Date.

(b)  Performance. The Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the First Closing Date.

(c)  Compliance Certificate. The Purchaser shall have delivered to the Company at the First Closing a certificate certifying that the conditions specified in Section 7.1(a) and Section 7.1(b) have been fulfilled.

(d)  Joint Development Agreement. The Purchaser shall have executed and delivered the Joint Development Agreement.

(e)  Stockholders Agreement.  The Purchaser shall have executed and delivered the Stockholders Agreement.

(f)  Third Party Consents. The Purchaser shall have obtained any consents from third parties necessary for the consummation of the transactions contemplated by this Agreement.

(g)  Consulting Amendments. The Purchaser and each of the Founders shall have executed and delivered the Consulting Amendments.

7.2.  Subsequent Closings.

All obligations of the Company that are to be discharged under this Agreement at each Subsequent Closing are subject to the fulfillment, on or before each Subsequent Closing Date, of each of the following conditions, unless expressly waived in a writing signed by the Company:

(a)  Representations and Warranties The representations and warranties of the Purchaser contained in Section 4 shall be true and correct in all material respects as of each Subsequent Closing Date.

(b)  Performance. The Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement and the Transaction Agreements that are required to be performed or complied with by it on or before each Subsequent Closing Date.

(c)  Compliance Certificate. The Purchaser shall have delivered to the Company at the First Closing a certificate certifying that the conditions specified in Section 7.2(a) and Section 7.2(b) have been fulfilled.

(d)  Effectiveness of Registration Statement. To the extent that the Purchaser provides all or any part of an Additional First Year Financing, or the aggregate Exercise Price upon any exercise of the Purchase Option, in the form of MCEL Stock, the Registration Statement shall have been declared effective by the SEC and no stop order or other suspension of effectiveness of the Registration Statement shall be in effect.

8.  Term and Termination.

8.1.  Term.

The term of this Agreement shall run concurrently with the Exercise Period (as defined in the Joint Development Agreement).

8.2.  Termination.

This Agreement shall terminate as follows:

(a)  the Company and the Purchaser may terminate this Agreement by mutual written consent at any time;

(b)  by either Party if there shall be any Applicable Law or regulation that makes consummation of the transactions contemplated by the Transaction Agreements illegal or otherwise prohibited or if consummation of such transactions would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction;

(c)  the Purchaser may terminate this Agreement by giving written notice to the Company in the event the Company has materially breached any representation, warranty or covenant contained in this Agreement and the breach has continued without cure for a period of thirty (30) days after written notice of such breach; and

(d)  the Company may terminate this Agreement by giving written notice to the Purchaser in the event the Purchaser has materially breached any representation, warranty or covenant contained in this Agreement and the breach has continued without cure for a period of thirty (30) days after written notice of such breach.

Any Party desiring to terminate this Agreement pursuant to this Section 8.2 shall give written notice of such termination (including the basis thereof) to the other Party.

8.3.  Effect of Termination.

Upon termination of this Agreement under Section 8.2, but subject to this Section 8.3, the Purchaser shall retain all of the Common Shares acquired by the Purchaser as of such termination date and all rights and obligations of the Parties hereunder shall terminate without any liability of either Party (except for any liability of any Party then in breach), except the provisions of this Section 8.3 and Section 9 hereof shall survive such termination.

9.  Indemnification.

9.1.  Indemnification of the Purchaser.

The Company hereby indemnifies the Purchaser and its Affiliates, directors, officers, employees and agents against, and agrees to hold each of them harmless from, any and all claims, demands, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including, without limitation, interest, penalties, court costs, costs and expenses (including reasonable fees and expenses of external counsel) (the “Damages”) incurred or suffered by any of them arising out of or based upon (i) any breach of any representation or warranty made by the Company in this Agreement, (ii) any breach of any covenant or agreement to be performed by the Company pursuant to this Agreement, and (iii) violations by the Company of Applicable Law with respect to the Common Shares.

9.2.  Indemnification of the Company.

The Purchaser hereby indemnifies the Company and its Affiliates, directors, officers, employees and agents against, and agrees to hold each of them harmless from, any and all Damages incurred or suffered by any of them arising out of or based upon any breach of any representation, warranty or covenant made or to be performed by the Purchaser pursuant to this Agreement.

9.3.  Procedures.

(a)  If the Purchaser or any of its Affiliates or any of their respective directors, officers, employees and agents, seek indemnification pursuant to Section 9.1, or the Company or any of their Affiliates or any of their directors, officers, employees and agents, seek indemnification pursuant to Section 9.2, the Person seeking indemnification (the “Indemnified Party”) shall give written notice to the Party from whom such indemnification is sought (the “Indemnifying Party”) promptly (and in any event within 30 days) after the Indemnified Party becomes aware of the facts giving rise to such claim for indemnification (an “Indemnified Claim”) specifying in reasonable detail the factual basis of the Indemnified Claim, stating the amount of the Damages, if known, the method of computation thereof, containing a reference to the provision of this Agreement in respect of which such Indemnified Claim arises and demanding indemnification therefor. The failure of an Indemnified Party to provide notice in accordance with this Section 9.3 shall not constitute a waiver of that party’s claims to indemnification pursuant to Section 9.1 or Section 9.2, as applicable, except to the extent that any such failure or delay in giving notice causes the amounts paid by the Indemnifying Party to be greater than they otherwise would have been or otherwise results in prejudice to the Indemnifying Party. If the Indemnified Claim arises from the assertion of any claim, or the commencement of any suit, action or proceeding brought by a Person that is not a party hereto (a “Third Party Claim”), any such notice to the Indemnifying Party shall be accompanied by a copy of any papers theretofore served on or delivered to the Indemnified Party in connection with such Third Party Claim.

(b)  Upon receipt of notice of a Third Party Claim from an Indemnified Party pursuant to Section 9.3(a), the Indemnifying Party will be entitled to assume the defense and control of such Third Party Claim subject to the provisions of this Section 9.3. After written notice by the Indemnifying Party to the Indemnified Party of its election to assume the defense and control of a Third Party Claim, the Indemnifying Party shall not be liable to such Indemnified Party for any legal fees or expenses subsequently incurred by such Indemnified Party in connection therewith. Notwithstanding anything in this Section 9.3 to the contrary, if the Indemnifying Party does not assume defense and control of a Third Party Claim as provided in this Section 9.3, the Indemnified Party shall have the right to defend such Third Party Claim, subject to the limitations set forth in this Section 9.3, in such manner as it may deem appropriate. Whether the Indemnifying Party or the Indemnified Party is defending and controlling any such Third Party Claim, they shall select counsel, contractors, experts and consultants of recognized standing and competence, shall take all steps necessary in the investigation, defense or settlement thereof, and shall at all times diligently and promptly pursue the resolution thereof. The Party conducting the defense thereof shall at all times act as if all Damages relating to the Third Party Claim were for its own account and shall act in good faith and with reasonable prudence to minimize Damages therefrom. The Indemnified Party shall, and shall cause each of its Affiliates, directors, officers, employees, and agents to, cooperate fully with the Indemnifying Party in connection with any Third Party Claim.

(c)  The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claims, and the Indemnified Party shall consent to a settlement of, or the entry of any judgment arising from, such Third Party Claims; provided, that the Indemnifying Party shall (1) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof; (2) shall not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to such Indemnified Party or to the conduct of that party’s business; and (3) shall obtain, as a condition of any settlement or other resolution, a complete and irrevocable release of each Indemnified Party and such settlement or judgment (x) shall not require any admission of liability, fault or wrongdoing by any Indemnified Party or impose any non-monetary obligation on an Indemnified Party (such as, by way of example, and not in limitation, injunctive relief) and (y) shall not require any admission or statement that could reasonably be expected to materially impair, disparage or otherwise adversely affect, the business reputation of the Indemnified Party. Except to the extent of the foregoing, no settlement or entry of judgment in respect of any Third Party Claim shall be consented to by any Indemnifying Party or Indemnified Party without the express written consent of the other Party.

(d)  If an Indemnifying Party makes any payment on an Indemnified Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims or benefits of the Indemnified Party with respect to such claim.

10.  Miscellaneous.

10.1.  Survival.

The representations and warranties of the Company and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and shall continue in full force and effect until the first anniversary of the termination of this Agreement, except that:

(a)  the representations and warranties in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 4.1 and 4.2 shall survive indefinitely; and

(b)  those covenants and agreements set forth in this Agreement that, by their terms, are to have effect after the Closings shall survive for the period contemplated by such covenants and agreements, or, if no period is expressly set forth, until the expiration of the statute of limitations applicable to any claim relating thereto.

10.2.  Transfer; Successors and Assigns.

No Party shall assign any rights or obligations under this Agreement without the prior written consent of the other Party, except to the extent that either Party may assign any rights or obligations under the Joint Development Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

10.3.  Governing Law; Submission to Jurisdiction.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its principles of conflicts of laws. Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York and the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, the Parties accept, for themselves and in respect of their property, generally and unconditionally, the jurisdiction of aforesaid courts. Each Party hereto irrevocably waives any objection to venue laid therein. Each Party hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address as set forth herein.

10.4.  Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.5.  Construction of Certain Terms.

The titles of the articles, sections, and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Wherever the words “including,”“include” or “includes” are used in this Agreement, they shall be deemed followed by the words “without limitation.” References to any gender shall be deemed to mean any gender. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

10.6.  Notices.

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next Business Day, (c) five (5) days after having been sent by certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the address or facsimile number set forth below or to such other address or facsimile number as delivered by notice to the other in accordance with this Section 10.6:

If to the Purchaser:

Millennium Cell Inc.
One Industrial Way West
Eatontown, NJ 07724
Attention: Adam Briggs, President
Facsimile: (732) 542-4010

With a copy to:

Dickstein, Shapiro, Morin & Oshinsky LLP
1177 Avenue of the Americas
New York, NY 10036
Attention: Malcolm Ross
Facsimile: (212) 997-9880

If to the Company:

Gecko Energy Technologies, Inc.
One Industrial Way West
Eatontown, NJ 07724
Attention: Ronald J. Kelley and/or Steven D. Pratt
Facsimile: (732) 542-4010

With a copy to:

Mirick O'Connell
100 Front Street
Worcester, MA 01608-1477
Attention: Jeffrey L. Donaldson
Facsimile: (508) 791-8502

10.7.  Fees and Expenses.

The Company and the Purchaser shall each pay their own costs and expenses in connection with the negotiation and documentation of this Agreement and the other Transaction Agreements.

10.8.  Amendments and Waivers.

Neither this Agreement nor any term of this Agreement may be amended, terminated or waived without the prior written consent of the Company and the Purchaser. Any amendment or waiver effected in accordance with this Section 10.8 shall be binding upon the Purchaser and each transferee of the Common Shares issued hereunder, each future holder of all such securities, and the Company.

10.9.  Severability.

The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

10.10.  Delays or Omissions.

No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

10.11.  Entire Agreement.

This Agreement (including the Attachments and Exhibits hereto) and the other Transaction Agreements constitute the full and entire understanding and agreement between the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties are expressly canceled.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company and the Purchaser have executed this Stock Purchase Agreement as of the date first written above.

MILLENNIUM CELL INC.:

By: /s/Adam Briggs
Name: Adam Briggs
Title: President

GECKO ENERGY TECHNOLOGIES, INC.:

By: /s/Ronald J. Kelley
Name: Ronald J. Kelley
Title: President